Contact:	Bob O’Shaughnessy Chief Financial Officer 248-648-2800 boshaughnessy@penskeautomotive.com	Tony Pordon Senior Vice President 248-648-2540 tpordon@penskeautomotive.com

PAG Acquires 9% of Penske Truck Leasing for $219 Million
Expected Accretion to 2008 Earnings; Operational Synergies

Acquires BMW Dealership in San Mateo, CA
$125 Million of Estimated Annual Revenues

Schedules Conference Call to Discuss Investments

BLOOMFIELD HILLS, MI, July 1, 2008 – Penske Automotive Group, Inc. (NYSE: PAG), an international automotive retailer, announced today that it has acquired a 9% limited partnership interest in Penske Truck Leasing Co., L.P. (“PTL”) from GE Capital for $219 million. The all-cash transaction was financed with borrowings under the Company’s U.S. credit agreement. PTL, a joint venture between Penske Corporation and GE Capital, is a leading global transportation services provider that operates more than 200,000 vehicles and serves customers from more than 1,000 locations in North America, South America, Europe, and Asia.

Penske Automotive Group Chairman Roger Penske said, “We view the opportunity to invest in PTL as an outstanding use of capital. In addition to expected earnings accretion, we anticipate significant cash flow from partnership operating distributions and U.S. tax savings over the next three to five years to recoup a substantial portion of our investment.”

PTL is currently a key partner in the Company’s smart USA distribution business, managing our highly successful 24-hour roadside assistance program. PTL’s success with the smart USA roadside assistance program allows us to evaluate the development of a similar proprietary product for the Company’s new and pre-owned vehicle customers. Penske Automotive Group President

Rob Kurnick said, “This investment strengthens our relationship with PTL, and allows us to foster further cooperation between our two companies. We intend to utilize the 700-person PTL corporate sales force to develop vehicle purchase programs with PTL’s lease and rental customers and other target markets. Further, we intend to implement potential operational synergies such as purchasing and utilizing PTL’s India-based infrastructure for a wide range of customer support and administrative functions.”

In connection with the transaction, Penske Automotive’s U.S. credit agreement was expanded to include an additional $219 million of non-amortizing term loans, which were used to fund the acquisition of the PTL limited partnership interests. Including the term loans, the total commitment under the U.S. credit agreement was increased to $479 million, allowing available credit for continued investment in the Company’s core retail automotive strategies.

The Company projects an increase to 2008 earnings relating to the PTL transaction in the range of $0.02 to $0.04 per share and expects to update third quarter and full year 2008 guidance on its second quarter earnings conference call scheduled for July 30, 2008.

Peter Pan BMW Acquisition

Penske Automotive Group also announced that it has acquired Peter Pan BMW located in

San Mateo, California. The dealership is located within the San Francisco metropolitan market, one of the nation’s top-ten market areas. George Brochick, Executive Vice President of the Company’s Western Region said, “The acquisition of Peter Pan BMW further strengthens our brand mix and complements our existing operations in the northern California market.” The acquisition is expected to generate $125 million in revenue on an annualized basis and was financed using borrowings under the Company’s U.S. credit agreement.

Penske Automotive will host a conference call to discuss these investments on July 2, 2008, at 1:00 p.m. EDT. To participate on the conference call, participants must dial (800) 230-1951. [International, please dial (612) 332-0228]. The call will be simultaneously broadcast over the Internet through the Penske Automotive Group website at www.penskeautomotive.com. A replay of the call will be available approximately one hour after the completion until July 9th. To access the replay, participants must dial (800)-475-6701 [International, please dial (320)-365-3844], access Code 952146.

About Penske Automotive

Penske Automotive Group, Inc., headquartered in Bloomfield Hills, Michigan, operates 308 retail automotive franchises, representing more than 40 different brands, and 27 collision repair centers. Penske Automotive, which sells new and previously owned vehicles, finance and insurance products and replacement parts, and offers maintenance and repair services on all brands it represents, has 161 franchises in 19 states and Puerto Rico and 147 franchises located outside the United States, primarily in the United Kingdom. Penske Automotive is a member of the Fortune 200 and Russell 1000 and has approximately 16,000 employees. smart and fortwo are registered trademarks of Daimler AG.

About Penske Truck Leasing

Penske Truck Leasing Co., L.P., headquartered in Reading, Pa., is a joint venture of Penske Corporation and GE Capital. A leading global transportation services provider, PTL operates and maintains more than 200,000 vehicles and serves customers from more than 1,000 locations in North America, South America, Europe, and Asia. Product lines include full-service truck leasing, contract maintenance, commercial and s, transportation and warehousing management and supply chain management solutions. Visit www.GoPenske.com to learn more about PTL’s products and services.

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding PTL’s and Penske Automotive Group, Inc.’s future sales and earnings potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. With respect to PTL, risks and uncertainties also include changes in tax, financial or regulatory requirements, changes in the financial health of PTL’s customers, labor strikes or work stoppages, asset utilization rates and industry competition. The forward-looking statements in this release should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2007, and its other filings with the Securities and Exchange Commission. This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

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